Red Robin Gourmet Burgers Reports Results for the Fiscal Second Quarter Ended July 13, 2014

Greenwood Village, CO – August 14, 2014 – Red Robin Gourmet Burgers, Inc., (NASDAQ: RRGB), a casual dining restaurant chain serving an innovative selection of high-quality gourmet burgers in a family-friendly atmosphere, today reported financial results for the 12 weeks ended July 13, 2014 compared to the 12 weeks ended July 14, 2013.
Second Quarter Financial Highlights

•	Revenues were $256.1 million, an increase of 7.5%

•	Comparable restaurant revenue increased 1.2%

•	Restaurant-level operating profit, as a percent of restaurant revenue, declined to 22.2% from 23.3% (See Schedule II)

•	GAAP earnings per diluted share were $0.65, compared to $0.77 for the same period a year ago

•	Adjusted earnings per diluted share were $0.68, compared to $0.77 a year ago (See Schedule I)

Net income was $9.5 million compared to $11.1 million for the same period a year ago. Adjusted net income of $9.8 million excludes an after-tax adjustment for executive transition costs of $0.4 million or $0.03 per diluted share. Net income has not been adjusted for $0.4 million or $0.03 per diluted share of after-tax acquisition costs. See Schedule I for a reconciliation of adjusted net income and earnings per share.
“Although we are satisfied with our top line performance through the first half of the year, we were disappointed that our marketing efforts in the second quarter did not produce the desired results in an intensely competitive environment,” said Steve Carley, Red Robin Gourmet Burgers, Inc. chief executive officer. “Going forward, we remain cautious in the near term but are confident that initiatives we have in place will generate meaningful long-term value. Our plan is to continue elevating the Red Robin brand through guest engagement, operating efficiency and effective expansion while working diligently to improve our sales trends.”
Operating Results
Total Company revenues, which include Company-owned restaurant revenue and franchise royalties, increased 7.5% to $256.1 million in the second quarter of 2014 from $238.3 million in the second quarter of 2013.
System-wide restaurant revenue (including franchised units) for the second quarter of 2014 totaled $343.0 million, compared to $323.5 million for the second quarter in 2013 at constant currency rates.
Comparable restaurant revenue increased 1.2% in the second quarter of 2014 compared to the prior year. In the second quarter, guest counts decreased 2.5%, while average guest check increased 3.7%. Comparable restaurants are those Company-owned restaurants that have achieved five full quarters of operations during the period presented, and such restaurants are only included in our comparable metrics if they are comparable for the entirety of both periods presented.
Restaurant-level operating profit margins (a non-GAAP financial measure) were 22.2% in the second quarter of fiscal year 2014 compared to 23.3% in the second quarter of fiscal year 2013, a decline of 110 basis points. The lower margins resulted primarily from higher food and beverage costs, and to a lesser extent, higher other operating costs and occupancy as a percentage of sales. Schedule II of this earnings release defines restaurant-level operating profit, discusses why it is a useful metric for investors and reconciles this metric to income from operations and net income.

Restaurant Revenue Performance

Casual Dining Restaurants (1)	Q2-2014	Q2-2013
Average weekly sales per unit:
Company-owned – Total	$57,549	$57,699
Company-owned – Comparable	$58,341	$57,645
Franchised units (2)	$58,463	$56,515
Total operating weeks:
Company-owned units	4,360	4,051
Franchised units	1,560	1,596
_________________________________________________________
(1) Excludes Red Robin Burger Works® fast casual restaurants which had 64 and 60 operating weeks in the second quarter of 2014 and 2013
(2) Calculated at constant currency rates
Other Results
Depreciation and amortization costs increased $0.8 million to $14.1 million in the second quarter of 2014 compared to $13.3 million in the second quarter of 2013. The increased depreciation was primarily related to new restaurants opened or acquired since the second quarter 2013 and restaurants remodeled under our brand transformation initiative.
General and administrative costs were $20.4 million, a decrease of $1.4 million from the second quarter of fiscal year 2013, due mainly to a decrease in incentive compensation. Included in second quarter of 2014 general and administrative costs are executive transition costs of $0.5 million related to the departure of the Company's former chief operating officer.
Selling expenses were $9.9 million, or 3.9% of revenue, in the second quarter of fiscal year 2014, compared to $6.5 million, or 2.7% of revenue, a year ago. The increase in selling expenses is primarily due to increased media spend and gift card costs.
Pre-opening and acquisition costs in the fiscal second quarter of 2014 totaled $2.3 million compared to $1.3 million in the comparable period a year ago. Acquisition costs totaled $0.7 million in the second quarter of 2014 related to the purchase of 32 Red Robin franchised restaurants which closed in the fiscal third quarter.
The Company had an effective tax rate of 27.1% in the second quarter of fiscal year 2014, compared to a 24.3% rate in the same period a year ago.
Restaurant Development and Acquisitions
As of the end of the second quarter of 2014, there were 365 Company-owned Red Robin® restaurants, seven Red Robin Burger Works® and 130 franchised Red Robin restaurants for a total of 502 restaurants. In the second quarter of fiscal year 2014, the Company opened three new Red Robin restaurants and two Red Robin Burger Works restaurants. Additionally, one franchised Red Robin restaurant was opened during the quarter.
As previously announced, on July 14, 2014, the Company completed the acquisition of 32 franchised restaurants in the U.S. and Canada for approximately $40 million. The 32 franchised restaurants generate approximately $90 million in restaurant revenue on an annualized basis.
Balance Sheet and Liquidity
On July 2, 2014, the Company replaced its existing credit facility with a new Credit Agreement that provides a $250 million revolving line of credit. The company also maintains the option to increase the credit facility in the future, subject to lenders’ participation, by up to an additional $100 million in the aggregate.
As of July 13, 2014, the Company had cash and cash equivalents of $60.5 million and total debt of $137.3 million, including $8.9 million of capital lease liabilities. The Company increased debt and cash by $40 million at the end of the second quarter to fund the acquisition of the franchised restaurants.

Updated Outlook for 2014
Red Robin’s 2014 fiscal year consists of 52 weeks and will end on December 28, 2014.
The Company's outlook for 2014 has been updated to include expected performance as well as the impact of the acquisition of 32 restaurants.
In fiscal year 2014, the Company expects comparable restaurant revenue growth in the low single digits. The Company plans to open 20 new Red Robin restaurants and four to five Red Robin Burger Works resulting in operating week growth of approximately 6.5% for fiscal year 2014. The newly acquired restaurants are expected to add revenues of $44 million in the second half of 2014 and will reduce franchise royalties by approximately $1.5 million.
Capital investments in fiscal year 2014 are expected to exceed $100 million, excluding approximately $51 million related to acquisitions. In addition to the new restaurant openings, the Company also plans to remodel at least 65 Red Robin restaurants as part of its brand transformation initiative as well as expand patio seating in a few locations.
Restaurant-level operating profit margins in fiscal year 2014 are expected to be approximately 21.3%.
General and administrative costs are expected to be approximately $94 million, while selling expenses are expected to be approximately 3.2% of sales considering increased gift card sales. Pre-opening and acquisition costs are expected to total near $9.0 million in fiscal 2014 of which $2.5 million relates to acquisition and integration costs. Depreciation and amortization is projected to be approximately $64 million, an increase from previous expectations due to the acquisition.
Interest expense is expected to be approximately $3 million while the income tax rate in fiscal year 2014 is expected to be approximately 26%.
The sensitivity of the Company’s earnings per diluted share to a 1% change in guest counts for fiscal year 2014 is estimated to be $0.30 on an annualized basis. Additionally, a 10 basis point change in restaurant-level operating margin is expected to impact earnings per diluted share by approximately $0.07, and a change of approximately $200,000 in pre-tax income or expense is equivalent to approximately $0.01 per diluted share.
Investor Conference Call and Webcast
Red Robin will host an investor conference call to discuss its second quarter 2014 results today at 10:00 a.m. ET. The conference call number is (888) 280-4443, or for international callers (719) 457-2637. The financial information that the Company intends to discuss during the conference call is included in this press release and will be available on the “Investors” link of the Company’s website at www.redrobin.com. Prior to the conference call, the Company will post supplemental financial information that will be discussed during the call and live webcast.
To access the supplemental financial information and webcast, please visit www.redrobin.com and select the “Investors” link from the menu. A replay of the live conference call will be available from two hours after the call until midnight on Thursday, August 21, 2014. The replay can be accessed by dialing (877) 870-5176, or (858) 384-5517 for international callers. The conference ID is 7896315.
About Red Robin Gourmet Burgers, Inc. (NASDAQ: RRGB)
Red Robin Gourmet Burgers, Inc. (www.redrobin.com), a casual dining restaurant chain founded in 1969 that operates through its wholly-owned subsidiary, Red Robin International, Inc., is the Gourmet Burger Authority™, famous for serving more than two dozen craveable, high-quality burgers with Bottomless Steak Fries® in a fun environment welcoming to guests of all ages. In addition to its many burger offerings, Red Robin serves a wide variety of salads, soups, appetizers, entrees, desserts and signature Mad Mixology® Beverages. Red Robin offers a variety of options behind the bar, including its extensive selection of local and regional beers, and innovative adult beer shakes and cocktails, recently earning the restaurant the 2014 VIBE Vista Award for Best Beer Program in a Multi-Unit Chain Restaurant. There are more than 500 Red Robin restaurants across the United States and Canada, including those operating under franchise agreements. Red Robin… YUMMM®! Connect with Red Robin on Facebook and Twitter.

Forward-Looking Statements
Forward-looking statements in this press release regarding our expectations related to strategic initiatives, restaurant revenue (including acquired franchised restaurants), new restaurant openings and operating weeks, capital investments including our brand transformation initiative and restaurant remodeling, future economic performance, anticipated costs, expenses, tax rate, and other financial measures, statements under the heading “Updated Outlook for 2014” and all other statements that are not historical facts, are made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on assumptions believed by the Company to be reasonable and speak only as of the date on which such statements are made. Without limiting the generality of the foregoing, words such as “expect,” “anticipate,” “intend,” “plan,” “project,” “will” or “estimate,” or the negative or other variations thereof or comparable terminology are intended to identify forward-looking statements. We undertake no obligation to update such statements to reflect events or circumstances arising after such date, and we caution investors not to place undue reliance on any such forward-looking statements. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those described in the statements based on a number of factors, including but not limited to the following: the effectiveness of the Company’s marketing strategies, loyalty program, and guest count initiatives to achieve restaurant sales growth; the ability to fulfill planned expansion and restaurant remodeling; the ability to successfully integrate and achieve anticipated revenues from recently acquired restaurants; the cost and availability of key food products, labor and energy; the ability to achieve anticipated revenue and cost savings from our anticipated new technology systems and other initiatives; the macro economic and competitive environment; availability of capital or credit facility borrowings; the adequacy of cash flows or available debt resources to fund operations and growth opportunities; federal, state and local regulation of our business; and other risk factors described from time to time in the Company’s Form 10-K, Form 10-Q, and Form 8-K reports (including all amendments to those reports) filed with the U.S. Securities and Exchange Commission.

For media relations questions contact:
Jennifer DeNick, Coyne PR
(973) 588-2000

For investor relations questions contact:
Stuart Brown, Chief Financial Officer
(303) 846-6000

RED ROBIN GOURMET BURGERS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Twelve Weeks Ended		Twenty-eight Weeks Ended
	July 13, 2014	July 14, 2013	July 13, 2014	July 14, 2013
Revenues:
Restaurant revenue	$251,818	$234,490	$586,813	$535,803
Franchise royalties, fees and other revenue	4,315	3,809	9,804	8,845
Total revenues	256,133	238,299	596,617	544,648

Costs and expenses:
Restaurant operating costs (exclusive of depreciation and amortization shown separately below):
Cost of sales	63,689	58,024	147,909	133,006
Labor	82,572	76,648	193,493	178,530
Other operating	31,022	28,463	71,619	65,553
Occupancy	18,618	16,779	42,900	39,352
Depreciation and amortization	14,120	13,319	33,006	31,153
General and administrative	20,442	21,868	52,540	50,835
Selling	9,878	6,518	20,203	15,159
Pre-opening costs and acquisition costs	2,326	1,291	4,439	2,125
Total costs and expenses	242,667	222,910	566,109	515,713

Income from operations	13,466	15,389	30,508	28,935

Other expense:
Interest expense, net and other	475	674	1,149	1,763

Income before income taxes	12,991	14,715	29,359	27,172
Provision for income taxes	3,521	3,576	7,945	6,553
Net income	$9,470	$11,139	$21,414	$20,619
Earnings per share:
Basic	$0.66	$0.78	$1.49	$1.46
Diluted	$0.65	$0.77	$1.47	$1.43
Weighted average shares outstanding:
Basic	14,312	14,209	14,335	14,134
Diluted	14,528	14,475	14,565	14,415

RED ROBIN GOURMET BURGERS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	July 13, 2014	December 29, 2013
Assets:
Current Assets:
Cash and cash equivalents	$60,543	$17,108
Accounts receivable, net	14,409	22,568
Inventories	22,781	21,992
Prepaid expenses and other current assets	12,484	15,766
Deferred tax asset and other	6,120	3,212
Total current assets	116,337	80,646

Property and equipment, net	467,426	444,727
Goodwill	64,647	62,525
Intangible assets, net	37,974	36,800
Other assets, net	11,996	9,947
Total assets	$698,380	$634,645

Liabilities and Stockholders’ Equity:
Current Liabilities:
Trade accounts payable	$18,983	$19,117
Construction related payables	16,276	14,682
Accrued payroll and payroll-related liabilities	40,120	45,919
Unearned revenue	26,748	35,740
Accrued liabilities and other	28,690	24,454
Total current liabilities	130,817	139,912

Deferred rent	55,479	51,985
Long-term debt	128,375	79,375
Long-term portion of capital lease obligations	8,195	8,513
Other non-current liabilities	9,319	7,457
Total liabilities	332,185	287,242

Stockholders’ Equity:
Common stock; $0.001 par value: 30,000 shares authorized; 17,845 and 17,851 shares issued; 14,344 and 14,350 shares outstanding	18	18
Preferred stock, $0.001 par value: 3,000 shares authorized; no shares issued and outstanding	—	—
Treasury stock 3,501 and 3,501 shares, at cost	(114,759)	(110,486)
Paid-in capital	198,812	197,145
Accumulated other comprehensive loss, net of tax	(41)	(25)
Retained earnings	282,165	260,751
Total stockholders’ equity	366,195	347,403
Total liabilities and stockholders’ equity	$698,380	$634,645

Schedule I
Reconciliation of Non-GAAP Results to GAAP Results
(In thousands, except per share data)

In addition to the results provided in accordance with Generally Accepted Accounting Principles (“GAAP”) throughout this press release, the Company has provided non-GAAP measurements which present the 12 and 28 weeks ended July 13, 2014 and the 12 and 28 weeks ended July 14, 2013, net income and basic and diluted earnings per share, excluding the effects of executive transition charges in the second quarter of fiscal year 2014. The Company believes that the presentation of net income and earnings per share exclusive of the identified items gives the reader additional insight into the ongoing operational results of the Company. This supplemental information will assist with comparisons of past and future financial results against the present financial results presented herein. Income tax expense related to the asset impairment charges and the loss on debt refinancing was calculated based on the change in the total tax provision calculation after adjusting for the identified items. The non-GAAP measurements are intended to supplement the presentation of the Company’s financial results in accordance with GAAP.

	Twelve Weeks Ended		Twenty-eight Weeks Ended
	July 13, 2014	July 14, 2013	July 13, 2014	July 14, 2013
Net income as reported	$9,470	$11,139	$21,414	$20,619
Executive transition costs	544	—	544	—
Income tax expense	(183)	—	(183)	—
Adjusted net income	$9,831	$11,139	$21,775	$20,619

Basic net income per share:
Net income as reported	$0.66	$0.78	$1.49	$1.46
Executive transition costs	0.04	—	0.04	—
Income tax expense	(0.01)	—	(0.01)	—
Adjusted earnings per share - basic	$0.69	$0.78	$1.52	$1.46

Diluted net income per share:
Net income as reported	$0.65	$0.77	$1.47	$1.43
Executive transition costs	0.04	—	0.04	—
Income tax expense	(0.01)	—	(0.01)	—
Adjusted earnings per share - diluted	$0.68	$0.77	$1.50	$1.43

Weighted average shares outstanding
Basic	14,312	14,209	14,335	14,134
Diluted	14,528	14,475	14,565	14,415

Schedule II
Reconciliation of Non-GAAP Restaurant-Level Operating Profit to Income
from Operations and Net Income
(In thousands)
The Company believes that restaurant-level operating profit is an important measure for management and investors because it is widely regarded in the restaurant industry as a useful metric by which to evaluate restaurant-level operating efficiency and performance. The Company defines restaurant-level operating profit to be restaurant revenue minus restaurant-level operating costs, excluding restaurant closures and impairment costs. The measure includes restaurant- level occupancy costs, which include fixed rents, percentage rents, common area maintenance charges, real estate and personal property taxes, general liability insurance and other property costs, but excludes depreciation related to restaurant buildings and leasehold improvements. The measure excludes depreciation and amortization expense, substantially all of which is related to restaurant-level assets, because such expenses represent historical sunk costs which do not reflect current cash outlay for the restaurants. The measure also excludes selling, general and administrative costs, and therefore excludes occupancy costs associated with selling, general and administrative functions, and pre-opening costs. The Company excludes restaurant closure costs as they do not represent a component of the efficiency of continuing operations. Restaurant impairment costs are excluded, because, similar to depreciation and amortization, they represent a non-cash charge for the Company’s investment in its restaurants and not a component of the efficiency of restaurant operations. Restaurant-level operating profit is not a measurement determined in accordance with generally accepted accounting principles (“GAAP”) and should not be considered in isolation, or as an alternative, to income from operations or net income as indicators of financial performance. Restaurant-level operating profit as presented may not be comparable to other similarly titled measures of other companies. The table below sets forth certain unaudited information for the 12 and 28 weeks ended July 13, 2014 and the 12 and 28 weeks ended July 14, 2013, expressed as a percentage of total revenues, except for the components of restaurant-level operating profit, which are expressed as a percentage of restaurant revenue.

	Twelve Weeks Ended				Twenty-eight Weeks Ended
	July 13, 2014		July 14, 2013		July 13, 2014		July 14, 2013
Restaurant revenue	$251,818	98.3%	$234,490	98.4%	$586,813	98.4%	$535,803	98.4%
Restaurant operating costs (exclusive of depreciation and amortization shown separately below):
Cost of sales	63,689	25.3%	58,024	24.7%	147,909	25.2%	133,006	24.8%
Labor	82,572	32.8%	76,648	32.7%	193,493	33.0%	178,530	33.3%
Other operating	31,022	12.3%	28,463	12.1%	71,619	12.2%	65,553	12.3%
Occupancy	18,618	7.4%	16,779	7.2%	42,900	7.3%	39,352	7.3%
Restaurant-level operating profit	55,917	22.2%	54,576	23.3%	130,892	22.3%	119,362	22.3%

Add – Franchise royalties, fees and other revenues	4,315	1.7%	3,809	1.6%	9,804	1.6%	8,845	1.6%
Deduct – other operating:
Depreciation and amortization	14,120	5.5%	13,319	5.6%	33,006	5.5%	31,153	5.7%
General and administrative	20,442	8.0%	21,868	9.2%	52,540	8.8%	50,835	9.3%
Selling	9,878	3.9%	6,518	2.7%	20,203	3.4%	15,159	2.8%
Pre-opening and acquisition costs	2,326	0.9%	1,291	0.5%	4,439	0.7%	2,125	0.4%
Total other operating	46,766	18.3%	42,996	18.0%	110,188	18.4%	99,272	18.2%

Income from operations	13,466	5.3%	15,389	6.5%	30,508	5.1%	28,935	5.3%

Interest expense, net and other	475	0.2%	674	0.3%	1,149	0.2%	1,763	0.3%
Income tax expense	3,521	1.4%	3,576	1.5%	7,945	1.3%	6,553	1.2%
Total other	3,996	1.6%	4,250	1.8%	9,094	1.5%	8,316	1.5%

Net income	$9,470	3.7%	$11,139	4.7%	$21,414	3.6%	$20,619	3.8%

Certain percentage amounts in the table above do not total due to rounding as well as the fact that components of restaurant-level operating profit are expressed as a percentage of restaurant revenue and not total revenues.